FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly Investor Relations Department Aastrom Biosciences, Inc. Phone: (734) 930-5777	Kevin McGrath Cameron & Associates (Investors) Phone: (212) 245-4577

AASTROM BIOSCIENCES RECEIVES NOTICE RELATED TO
NASDAQ MINIMUM CLOSING BID PRICE RULE

Ann Arbor, Michigan, June 18, 2008 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading regenerative medicine company, today announced that on June 18, 2008 the Company received a notice from The Nasdaq Stock Market (Nasdaq) informing the Company, that pursuant to Nasdaq’s previous deficiency letter of December 20, 2007, Aastrom had not regained compliance with Nasdaq Marketplace Rule 4310(c)(4) related to the minimum closing bid price of the Company’s common shares by June 17, 2008. The notice stated that because Aastrom met all initial inclusion criteria for the Nasdaq Capital Market set forth in Marketplace Rule 4310(c) on June 17, 2008, except for the minimum closing bid price requirement, in accordance with Marketplace Rule 4310(c)(8)(D) Aastrom will now be provided an additional 180 calendar day compliance period, or until December 15, 2008, to regain compliance. At this time, this notification has no effect on the continued listing of Aastrom’s common stock on the Nasdaq Capital Market.

Aastrom can regain compliance with the minimum closing bid price rule anytime before December 15, 2008, if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days. Nasdaq may, in its discretion, require the Company to maintain a minimum closing bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that Aastrom has demonstrated the ability to maintain long-term compliance. If Aastrom does not regain compliance during this additional compliance period, Nasdaq will provide written notice to Aastrom that its securities will be delisted from the Nasdaq Capital Market. At such time, Aastrom would be able to appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

About Aastrom Biosciences, Inc.

Aastrom is a leader in the development of autologous cell products for the repair or regeneration of human tissue. The Company’s proprietary Tissue Repair Cell (TRC) technology involves the use of a patient’s own cells to manufacture products to treat a range of chronic diseases and serious injuries affecting cardiovascular, bone and neural tissues. Aastrom’s TRC-based products contain increased numbers of stem and early progenitor cells, produced from a small amount of bone marrow collected from the patient. The TRC technology platform has positioned Aastrom to advance multiple products into clinical development. Currently, the Company has a cardiovascular regeneration product in Phase II development for the treatment of dilated cardiomyopathy (DCM) (called the IMPACT-DCM trial) and critical limb ischemia (called the RESTORE-CLI trial), a bone regeneration product in Phase III development for the treatment of osteonecrosis of the femoral head (called the ON-CORE trial), and a preclinical research program targeting unmet needs in neural health. Aastrom product candidates to treat DCM and osteonecrosis of the femoral head have been designated for orphan drug status by the FDA. For more information, visit Aastrom’s website at www.aastrom.com. (astmc)

This document contains forward-looking statements, including without limitation, statements concerning planned clinical trials and activities and anticipated timing of clinical events, product development objectives, and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “expected,” “anticipated,” “planned,” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are potential patient accrual difficulties, clinical trial results, potential product development difficulties, the effects of competitive therapies, regulatory approval requirements, the availability of financial and other resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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